Exhibit 99.1

345 E. Main St. Warsaw, IN 46580 www.zimmer.com	NEWS

Contacts:

Media	Investors
Monica Kendrick	Robert J. Marshall Jr.
574-372-4989	574-371-8042
monica.kendrick@zimmer.com	robert.marshall@zimmer.com

Zimmer Holdings Names Michael Farrell to Board of Directors

(WARSAW, IN) December 12, 2014—Zimmer Holdings, Inc. (NYSE and SIX: ZMH), a global leader in musculoskeletal care, today announced that Michael J. “Mick” Farrell, Chief Executive Officer of ResMed Inc. (NYSE and ASX: RMD), has been appointed to its Board of Directors.

Mr. Farrell has served as Chief Executive Officer and a member of the board of directors of ResMed, a leading innovator in sleep and respiratory medicine, since March 2013. ResMed has corporate headquarters in San Diego, California and its principal manufacturing facilities, as well as research and development facilities, in Sydney, Australia. The company is a global leader in the development, manufacture, distribution and marketing of medical products for the diagnosis, treatment and management of respiratory disorders, with a focus on sleep-disordered breathing, chronic obstructive pulmonary disease and other chronic diseases. ResMed sells products in more than 100 countries and has more than 5,000 patents or designs issued or pending. Prior to his appointment as Chief Executive Officer, Mr. Farrell served as President-Americas of ResMed from 2011 to 2013 and as Senior Vice President of the global sleep apnea business unit from 2007 to 2011. Before that, he held positions of increasing responsibility in marketing and business development.

“We are extremely pleased to welcome Mick Farrell to Zimmer’s Board of Directors,” said Larry Glasscock, Chairman of the Board. “His experience bringing innovative technologies to the global healthcare market will be a significant asset.”

Prior to joining ResMed in 2000, Mr. Farrell worked in management consulting and biotechnology, as well as in chemicals and metals manufacturing, at Arthur D. Little, Genzyme Corporation, The Dow Chemical Company and BHP Billiton.

Mr. Farrell holds a bachelor of engineering, with first-class honors, from the University of New South Wales, a master of science in chemical engineering from the Massachusetts Institute of Technology and an MBA from the MIT Sloan School of Management. In addition to the ResMed board, Mr. Farrell currently sits on the boards of directors of the Medical Device Manufacturers’ Association in Washington, D.C. and the California Healthcare Institute.

About the Company

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer designs, develops, manufactures and markets orthopaedic reconstructive, spinal and trauma devices, dental implants, and related surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2013 sales were approximately $4.6 billion. Zimmer is supported by the efforts of more than 9,000 employees worldwide.

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